Exhibit 10.1

Execution Version

NOVATION AGREEMENT

This NOVATION AGREEMENT (this “Agreement”), dated as of December 8, 2020, is entered into by and among American Life & Security Corp., a Nebraska-domiciled insurance company (“Cedent”), Seneca Incorporated Cell, LLC 2020-02 (“Seneca Cell”), an incorporated cell of Seneca Reinsurance Company, LLC, a sponsored captive insurance company formed as a limited liability company under the laws of the State of Vermont (“Seneca Re”), and Crestline Re SPC, an exempted segregated portfolio company incorporated under the laws of the Cayman Islands, for and on behalf of Crestline Re SP 1, one of its segregated portfolios (“Newco” and, together with Cedent and Seneca Cell, each a “Party” and collectively the “Parties”), and accepted and consented to, (a) with respect to Section 2.05 only, by Seneca Re; (b) with respect to Section 2.06 only, by U.S. Bank, National Association, a national banking association, solely in its capacity as trustee under the Trust Agreement (as defined below) (the “Trustee”); and (c) with respect to Section 2.07 only, by Crestline Management, L.P. (the “Manager”).

WHEREAS, Cedent has ceded to Seneca Cell certain annuity risks pursuant to that certain Funds Withheld Coinsurance and Modified Coinsurance Agreement dated as of July 27, 2020, and effective as of April 24, 2020 (the “Reinsurance Agreement”), pursuant to which Cedent established the Modco Deposit and the Funds Withheld Account (each as defined in the Reinsurance Agreement) to serve as collateral to support Seneca Cell’s obligations under the Reinsurance Agreement;

WHEREAS, Cedent entered into that certain Investment Management Agreement dated as of July 27, 2020 (the “Cedent IMA”), pursuant to which Cedent appointed the Manager to serve as investment manager with respect to the Modco Deposit and Funds Withheld Account, and Seneca Cell acknowledged and agreed to the terms of the Cedent IMA as evidenced by its signature thereon;

WHEREAS, to provide additional collateral to further support its obligations under the Reinsurance Agreement, Seneca Cell, as grantor, has entered into the Trust Agreement;

WHEREAS, Seneca Cell entered into that certain Investment Management Agreement dated as of July 27, 2020 (the “Trust IMA”), pursuant to which Seneca Cell appointed the Manager to serve as investment manager with respect to the Trust Account (as defined below); and

WHEREAS, subject to the completion of the Closing (as defined below), but effective as of the Effective Time (as defined below), Seneca Cell desires to assign and novate to Newco, and Newco desires to assume, with the consent of Cedent and Seneca Re, all of Seneca Cell’s rights and obligations arising under the Reinsurance Agreement, the Trust Agreement and the Trust IMA and all of Seneca Cell’s rights under the Cedent IMA, such that Newco shall replace Seneca Cell as (a) the reinsurer under the Reinsurance Agreement, (b) the grantor under the Trust Agreement and the grantor of the Trust Account, (c) the client under the Trust IMA and (d) the consenting party under the Cedent IMA (collectively, the “Novation”);

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the Parties hereby agree as follows:

ARTICLE I.
DEFINED TERMS

Section 1.01         Definitions. The following terms, as used herein, shall be assigned the following meanings:

(a)	“Agreement” has the meaning set forth in the introductory paragraph.

(b)	“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions are authorized or required by Law to close in New York, New York or Vermont.

(c)	“Cedent” has the meaning set forth in the introductory paragraph.

(d)	“Cedent IMA” has the meaning set forth in the Recitals.

(e)	“Closing” has the meaning set forth in Section 4.02.

(f)	“Deposit Amount” has the meaning set forth in Section 4.04.

(g)	“Effective Time” means 12:01 a.m. Eastern Time on December 1, 2020.

(h)	“Final Seneca Cell Expenses” has the meaning set forth in Section 4.04.

(i)	“Funds Withheld Account” has the meaning set forth in the Recitals.

(j)	“Governmental Entity” means any court, administrative body, agency or commission or other governmental authority or instrumentality.

(k)	“Investment Management Agreements” means the Cedent IMA and the Trust IMA.

(l)	“Joint Instruction” means the instruction to be delivered by Cedent and Seneca Cell to the Trustee in the form attached at Annex B hereto.

(m)	“Law” means any federal, state, local or foreign law, statute, rule, ruling, decision, determination, ordinance, regulation, opinion, judgment, order, writ, injunction or decree of any Governmental Entity.

(n)	“Manager” has the meaning set forth in the introductory paragraph.

(o)	“Modco Deposit” has the meaning set forth in the Recitals.

(p)	“Novation” has the meaning set forth in the Recitals.

(q)	“Newco” has the meaning set forth in the introductory paragraph.

(r)	“Novating Agreements” means, collectively, the Reinsurance Agreement, the Trust Agreement, the Trust IMA and the Cedent IMA.

(s)	“Party” has the meaning set forth in the introductory paragraph.

(t)	“Permit” means any license, certificate of authority or other similar certificate, registration, franchise, permit, approval or other similar authorization issued by a Governmental Entity.

(u)	“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity.

(v)	“Reinsurance Agreement” has the meaning set forth in the Recitals.

(w)	“Seneca Cell” has the meaning set forth in the introductory paragraph.

(x)	“Seneca Re” has the meaning set forth in the introductory paragraph.

(y)	“Trust Account” means the trust account established pursuant to the Trust Agreement.

(z)	“Trust Agreement” means the Trust Agreement dated as of July 23, 2020, by and among Seneca Cell, Cedent and the Trustee.

(aa)	“Trust IMA” has the meaning set forth in the Recitals.

(bb)	“Trustee” has the meaning set forth in the introductory paragraph.

(cc)	“Trustee Bookkeeping Update” has the meaning set forth in Section 2.06(b).

Section 1.02          Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. All references herein to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.

ARTICLE II.
ASSIGNMENT, ASSUMPTION AND RELEASE

Section 2.01         Seneca Cell Assignment to Newco. Effective as of the Effective Time, but subject to the completion of the Closing, Seneca Cell hereby sells, transfers, conveys, assigns, and sets over to Newco and its successors and assigns all of Seneca Cell’s rights, obligations, liabilities, title and interest in and to the Novating Agreements.

Section 2.02         Seneca Cell Assignment of Accounts to Newco. Effective as of the Effective Time, but subject to the completion of the Closing, Seneca Cell hereby sells, transfers, conveys, assigns, and sets over to Newco and its successors and assigns all of Seneca Cell’s rights, obligations, liabilities, title and interest in and to:

(a)	the Trust Account, it being the intention of the Parties that Newco account for the assets held in or credited to the Trust Account consistent with the rights of a grantor of a trust account; and

(b)	the Funds Withheld Account, it being the intention of the Parties that Newco be entitled to record as a receivable in accordance with applicable accounting requirements the value of the assets held in or credited to the Funds Withheld Account.

Section 2.03          Newco Assumption of Novating Agreements from Seneca Cell. Effective as of the Effective Time, but subject to the completion of the Closing, Newco hereby assumes and undertakes to pay, perform and discharge, or cause to be paid, performed, or discharged, all of the liabilities and obligations of Seneca Cell under the Novating Agreements, it being the intention of the Parties that:

(a)	Newco shall be substituted for Seneca Cell under the Novating Agreements with respect to all rights and obligations of Seneca Cell arising thereunder prior to, on or after the Effective Time, in Seneca Cell’s name, place and stead;

(b)	Seneca Cell shall be deemed to have ceased to be a party to or reinsurer under the Reinsurance Agreement and shall forever be discharged from all obligations and liabilities thereunder to Cedent, and Seneca Cell shall be deemed to have ceased to be a party to each other Novating Agreement, and shall forever be discharged from all obligations and liabilities thereunder to each other party thereto, in each case to the extent arising prior to, on or after the Effective Time; and

(c)	Cedent will look solely to Newco for performance of any and all obligations and liabilities owed to it under the Reinsurance Agreement, Cedent and the Trustee will look solely to Newco for performance of any and all obligations and liabilities owed to it under the Trust Agreement, and the Manager will look solely to Newco for performance of any and all obligations and liabilities owed to it under the Trust IMA, in each case to the extent arising prior to, on or after the Effective Time.

Section 2.04          Cedent Consent. Subject to the completion of the Closing, and notwithstanding anything to the contrary set forth in any Novating Agreement, Cedent consents to the assignments and assumptions set forth in Sections 2.01, 2.02 and 2.03.

Section 2.05          Seneca Re Consent. Subject to the completion of the Closing, and notwithstanding anything to the contrary set forth in any Novating Agreement, Seneca Re consents to the assignments and assumptions set forth in Sections 2.01, 2.02 and 2.03.

Section 2.06          Trustee Consent.

(a)	Pursuant to Cedent’s and Seneca Cell’s direction, the Trustee hereby consents to the assignment and assumption of the Trust Agreement and the Trust Account as described in Sections 2.01, 2.02 and 2.03.

(b)	Upon receipt of the Joint Instruction, the Trustee shall update its books and records and take all such other actions as may be necessary to reflect that, effective as of the Effective Time: (a) Newco is a party to the Trust Agreement, in place of Seneca Cell, and (b) Newco is the grantor and beneficial owner of the Trust Account and holds all rights of a grantor and beneficial owner with regard to the assets held in the Trust Account, and that Seneca Cell is no longer the grantor thereunder (the “Trustee Bookkeeping Update”).

Section 2.07          Manager Consent. The Manager hereby consents to the assignment and assumption of the Trust IMA, the Trust Agreement, the Trust Account and the Cedent IMA as described in Sections 2.01, 2.02 and 2.03. The Manager shall update its books and records and take all such other actions as may be necessary to reflect such assignments and assumptions.

Section 2.08          Cedent Release of Seneca Cell. In consideration of the assignments and assumptions set forth in Sections 2.01, 2.02 and 2.03 and the release granted in Section 2.09 and other valuable consideration set forth herein, the receipt and adequacy whereof are hereby acknowledged, as of the Effective Time, but subject to the completion of the Closing, Cedent hereby forever releases and discharges Seneca Cell, and its predecessors, successors, affiliates, agents, officers, directors, employees and shareholders, from any and all obligations, adjustments, liability for payment of interest, offsets, actions, causes of action, suits, debts, sums of money, accounts, premium payments, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, liens, rights, costs and expenses (including attorneys’ fees and costs actually incurred), claims and demands, liabilities and losses of any nature whatsoever, whether grounded in law or in equity, in contract or in tort, all whether known or unknown, vested or contingent, that arise in respect of periods following the Effective Time against Seneca Cell from, based upon, or in any way related to the Novating Agreements, it being the intention of the Parties that this release shall operate as a full and final settlement of Seneca Cell’s liabilities to Cedent under and in connection with the Novating Agreements, provided, however, that this release does not discharge obligations of Seneca Cell that have been undertaken or imposed by the terms of this Agreement.

Section 2.09          Seneca Cell Release of Cedent. In consideration of the assignments and assumptions set forth in Sections 2.01, 2.02 and 2.03 and the release granted in Section 2.08 and other valuable consideration set forth herein, the receipt and adequacy whereof are hereby acknowledged, as of the Effective Time, but subject to the completion of the Closing, Seneca Cell hereby forever releases and discharges Cedent, and its predecessors, successors, affiliates, agents, officers, directors, employees and shareholders, from any and all obligations, adjustments, liability for payment of interest, offsets, actions, causes of action, suits, debts, sums of money, accounts, premium payments, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, liens, rights, costs and expenses (including attorneys’ fees and costs actually incurred), claims and demands, liabilities and losses of any nature whatsoever, whether grounded in law or in equity, in contract or in tort, all whether known or unknown, vested or contingent, that arise in respect of periods following the Effective Time against Cedent from, based upon, or in any way related to the Novating Agreements, it being the intention of the Parties that this release shall operate as a full and final settlement of Cedent’s current and future liabilities to Seneca Cell under and in connection with the Novating Agreements, provided, however, that this release does not discharge obligations of Cedent that have been undertaken or imposed by the terms of this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

Unless otherwise specified below, each of the Parties represents and warrants to each other Party:

Section 3.01          Organization and Qualification. Such Party is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of domicile and has all requisite company power and authority to operate its business as now conducted, and is duly qualified as a foreign entity to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on such Party’s ability to perform its obligations under this Agreement.

Section 3.02          Authorization. Such Party has all requisite company power to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement. The execution and delivery by such Party of this Agreement, and the consummation by such Party of the transactions contemplated by, and the performance by such Party of its obligations under, this Agreement have been duly authorized by all requisite company action on the part of such Party. This Agreement has been duly executed and delivered by such Party, and (assuming due authorization, execution and delivery by the other Parties and the other signatories to this Agreement) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws relating to or affecting creditors’ rights generally and to general principles of equity.

Section 3.03          No Conflict. The execution, delivery and performance by such Party of, and the consummation by such Party of the transactions contemplated by, this Agreement do not and will not (a) violate or conflict with the organizational documents of such Party, (b) conflict with or violate any Law or Permit of any Governmental Entity applicable to such Party or by which it or its properties or assets is bound or subject, or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any agreement, lease, note, bond, loan or credit agreement, mortgage, indenture or other instrument, obligation or contract of any kind to which such Party or any of its subsidiaries is a party or by which such Party or any of its subsidiaries or any of their respective properties or assets is bound or affected, except, in the case of clause (c), any such conflicts, violations, breaches, loss of contractual benefits, defaults or rights that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on such Party’s ability to perform its obligations under this Agreement.

ARTICLE IV.
CONDITIONS TO CLOSING; COVENANTS

Section 4.01          Effective Time. Subject to completion of the Closing, the Novation shall be effective at the Effective Time.

Section 4.02          Closing of Novation. The Novation shall not be effective, and none of the assignments, assumptions, releases or consents set forth in Article II of this Agreement shall be effective, unless and until the last of the conditions set forth below in this Section 4.02 shall have occurred; provided, however, that none of the following transactions shall be deemed to have occurred unless and until each of the other transactions shall also have occurred. Upon the satisfaction and completion of such last condition, the Novation shall become effective and the assignments, assumptions, releases and consents set forth in Article II of this Agreement shall be effective and shall be deemed to have closed (the “Closing”), without further action of the Parties.

(a)	Seneca Cell and Cedent shall deliver the Joint Instruction to the Trustee;

(b)	The Trustee shall provide evidence, in a form reasonably satisfactory to the Parties, of the Trustee Bookkeeping Update; and

(c)	Any regulatory approvals of the Novation required by applicable law are received by Seneca Cell, Cedent or Newco, as applicable, including approval from the Vermont Department of Financial Regulation and the Cayman Islands Monetary Authority.

Section 4.03          Amendments to Novating Agreements. Immediately after the Closing, the Novating Agreements shall be amended and restated in the forms attached hereto at Annex A

Section 4.04          Reimbursement of Seneca Cell Costs and Expenses. Newco and Cedent acknowledge and agree that Seneca Cell will incur or be required to pay, after the date hereof, certain costs and expenses in connection with its operations, the Novation and the winding up of its affairs (the “Final Seneca Cell Expenses”). Such costs and expenses will include legal fees, captive management fees, consulting fees, auditor fees, reimbursement of expenses paid by Cedent on behalf of Seneca Cell and premium taxes, and are not expected to exceed $200,000 in aggregate (the “Deposit Amount”). Cedent hereby agrees that Seneca Cell shall be permitted to transfer funds equal to the Deposit Amount from the Trust Account to Seneca Re to be used to settle Final Seneca Cell Expenses, and hereby agrees to instruct the Trustee to effect such a transfer in connection with the execution of this Agreement. Seneca Re hereby agrees to (a) use funds up to and including the Deposit Amount exclusively for the purpose of settling Final Seneca Cell Expenses, (b) provide an accounting therefor, and (c) remit the amount, if any, by which the Deposit Amount exceeds the actual Final Seneca Cell Expenses to Newco and/or the Trust Account, as applicable. Newco hereby agrees to reimburse Seneca Cell for all such reasonably incurred costs and expenses in excess of the Deposit Amount, if any, promptly following Seneca Cell’s written request therefor (provided that Seneca Cell delivers to Newco a copy of all related invoices or other documentation reasonably requested by Newco). Cedent hereby agrees that Newco shall be permitted to withdraw funds from the Trust Account for such purpose, and hereby agrees to instruct the Trustee to effect such withdrawals from time to time.

Section 4.05          Further Assurances. At any time and from time to time after the Closing, at the request of any Party, and without further consideration, Seneca Cell, Newco and Cedent, as applicable, shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as any Party may reasonably request as necessary or desirable in order to more effectively transfer, convey and assign to Newco the Novating Agreements to the extent provided herein.

ARTICLE V.
MISCELLANEOUS

Section 5.01          Remedies and Waiver. All remedies of any Party are cumulative. Failure of either any Party to exercise any right, privilege, power or remedy at law or in equity, or in existence by virtue of this Agreement or to otherwise insist upon strict compliance with any of the terms, provisions and conditions of this Agreement, or the obligations of any other Party, will not constitute a waiver of such right, privilege, power, remedy, term, provision, condition, or obligation. Moreover, the failure of any Party to enforce any part of this Agreement shall not be deemed to be an act of ratification or consent. No prior transactions or dealings between or among the Parties shall be deemed to establish any custom or usage waiving or modifying any provision of this Agreement.

Section 5.02          Amendments. This Agreement may not be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parties, and any such waiver, amendment or modification that is not agreed to in writing by the Parties shall be null and void ab initio.

Section 5.03          Notices.

(a)	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email with PDF attachment, as follows:

If to Cedent, to:

American Life & Security Corp.

2900 S. 70th Street

Suite 400

Lincoln, NE 68506

Attn: Michael Salem and Mike Minnich

Tel: (917) 678-8553 and (917) 257-6314

Email: ams@american-life.com and mminnich@american-life.com

If to Newco, to:

Crestline Re SPC

Crestline Re SP 1

c/o Aon Insurance Managers

18 Forum Lane, 2nd Floor

Camana Bay

P.O. Box 69

Grand Cayman, KY1-1102

Cayman Islands

Attn: Fearghal O’Riordan and Sjoerd van der Westhuizen

Email: fearghal.oriordan@aon.com

Email: sjoerd.vdw@aon.com

with a copy to:

Crestline Management, L.P.

201 Main Street, Suite 1900

Fort Worth, TX  76102

Attn:  John Cochran

Email: jcochran@crestlineinc.com

If to Seneca Cell, to:

Seneca Incorporated Cell, LLC 2020-02

Seneca Reinsurance Company, LLC

c/o Amethyst Captive Insurance Solutions

126 College Street, Suite 300

Burlington VT 05401

Email: jgirardin@amethystcaptive.com

Email: mminnich@american-life.com

If to Seneca Re, to:

Seneca Reinsurance Company, LLC

c/o Amethyst Captive Insurance Solutions

126 College Street, Suite 300

Burlington VT 05401

Email: jgirardin@amethystcaptive.com

Email: mminnich@american-life.com

If to the Trustee, to:

U.S. Bank, National Association

100 Wall Street. 6th Fl.

New York, NY 10005

Attn: Christopher Grell

Email: christopher.grell@usbank.com

If to the Manager, to:

Crestline Management, L.P.

201 Main Street, Suite 1900

Fort Worth, TX  76102

Attn:  John Cochran

Email: jcochran@crestlineinc.com

(b)	Any Party and any other signatory to this Agreement may change its address (street or email) for notices and other communications hereunder by written notice to the other Parties and signatories to this Agreement. All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 5.04          Third-Party Beneficiaries. It is expressly agreed that nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person other than the Parties, their respective successors and assigns permitted hereby, any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 5.05          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and the other signatories to this Agreement and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party or any other signatory to this Agreement without the prior written consent of each of the non-assigning Parties and other such signatories, and any such assignment that is not so agreed to in writing shall be null and void ab initio.

Section 5.06          Integration; Effectiveness. This Agreement, together with the Novating Agreements, constitutes the entire contract among the Parties and the other signatories to this Agreement relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 5.07          Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.08          Governing Law; Jurisdiction; Consent to Service of Process.

(a)	This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any principles of conflicts of law thereof that are not mandatorily applicable by Law and would permit or require the application of the Laws of another jurisdiction.

(b)	Each of the Parties and other signatories to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties and other signatories to this Agreement hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such federal court. Each of the Parties and the other signatories to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)	Each of the Parties and the other signatories to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in clause (b) of this Section 5.08. Each of the Parties and the other signatories to this Agreement hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)	Each of the Parties and the other signatories to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.03. Nothing in this Agreement will affect the right of any Party or other signatory to this Agreement to serve process in any other manner permitted by Law.

Section 5.09          WAIVER OF JURY TRIAL. EACH PARTY AND OTHER SIGNATORY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY AND OTHER SIGNATORY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY OR OTHER SIGNATORY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR SIGNATORY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES AND SIGNATORIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

Section 5.10          Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 5.11          Mutual Drafting. This Agreement has been drafted with input from and the participation by all Parties and the other signatories to this Agreement, and as such no drafting presumption or construction shall be applied to any Party or other signatory to this Agreement.

Section 5.12          Counterparts; Signatures. This Agreement may be executed in counterparts, with each counterpart constituting an original and all of such counterparts constituting but one and the same instrument, and facsimile and/or electronic signatures shall be deemed originals. Signatures may be exchanged by facsimile or by an email scanned PDF signature page. Each Party and other signatory to this Agreement agrees that it will be bound by its own facsimiled or PDF-scanned or electronic signature and that it accepts such signatures of the other Parties and signatories to this Agreement.

[Remainder of page intentionally left blank. Signature pages to follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Seneca Incorporated Cell, LLC 2020-02

By:	/s/ John Cochran
Name: John Cochran
Title:Manager

Crestline Re SPC, for and on behalf of Crestline Re SP 1

By:	/s/ Dara Keogh
Name: Dara Keogh
Title:Director

AMERICAN LIFE& SECURITY CORP.

By:	/s/ Stephen Mace
Name: Stephen Mace
Title:General Counsel

ACCEPTED AND AGREED:

Seneca Reinsurance Company, LLC
with respect to Section 2.05 only

By:	/s/ A. Michael Salem
Name: A. Michael Salem
Title:President

ACCEPTED AND AGREED:

U.S. Bank National Association, as Trustee
with respect to Section 2.06 only

By:	/s/ Thomas E. Tabor
Name: Thomas E. Tabor
Title:Vice President

ACCEPTED AND AGREED:

CRESTLINE MANAGEMENT, l.P.
with respect to Section 2.07 only

By: Crestline Investors,Inc., its general partner

By:	/s/ John Cochran
Name: John Cochran
Title:Vice President